EXHIBIT 10.32
Quest Diagnostics Incorporated

3 Giralda Farms
Madison, NJ 07940
973-520-2700

September 20, 2012

Mr. Everett Cunningham
11 Sugarhill Rd.
Nyack, NY 10960
Dear Everett,
On behalf of Steve Rusckowski, I am very pleased to offer you the position of Senior Vice President, Commercial for Quest Diagnostics, Incorporated. In this position, you will focus your attention on the market development and selling activity of the clinical laboratory business of our Company. You will report directly to me and will be nominated to the Board of Directors to be an Executive Officer of the company. Your position will be located in Madison, New Jersey. We are targeting a start date of October 15, 2012. It is an exciting and challenging time to be in health care and, specifically for Quest Diagnostics, and our team believes you can make a strong contribution to helping us navigate the shifting terrain.
Below, I have outlined the terms and conditions of the offer for your new position. After reviewing the contents of this letter, please indicate your acceptance by signing both copies of the letter and returning one copy to my attention within five business days of the date of this letter.
BASE SALARY
Your base salary will be $500,000., equivalent to $19,230.76 payable on a biweekly basis. Your merit review will occur in March 2014.
ANNUAL INCENTIVE PLAN
You will be eligible to participate in the Senior Management Incentive Plan (SMIP). Your SMIP target level will be 65% of your "Eligible Base Earnings" for the fiscal year equal to $321,750. You may earn between 0X - 2X your MIP target based on performance against Corporate and Business Units goals and your personal objectives. Employees hired after September 30th will not accrue eligible base earnings until the following fiscal year (Quest fiscal year is January 1 to December 31).

SMIP is designed to reward employees for superior financial results as well as achievement relative to other objective measures of performance. Further specifics of the plan will be provided to you under separate cover. The terms of the Plan will control in the event of any conflicts between the description provided in this letter and the Plan. Any incentive payment should occur shortly after the end of the fiscal year. This payout is typically in March.

LONG-TERM INCENTIVE AWARDS
When you commence your new position, you will be considered eligible for an annual equity award under our Employee Long-Term Incentive Plan. All equity awards must be approved by the Compensation Committee of the Quest Diagnostics Board of Directors. An award equal to $1,000,000.00 will be proposed

EXHIBIT 10.32

to the Committee in our normal annual grant process in February, 2013. This award will be granted in three (3) components, 40% in Stock Options, 40% in Performance Shares and 20% in Restricted Stock Units. The exact number shares in each component will be fixed at grant date and will be based on the market price at that time. Your eligibility for future equity awards will be based on the Quest Diagnostics Equity Award Eligibility Policy in effect from time to time and your position and performance.
Options: -- The award of stock options will have an exercise price equal to the market price of Quest Diagnostics stock on the date of grant, and it will vest in three equal annual installments on the first, second and third anniversaries of the grant date.
Restricted Share Units: -- The award of restricted share units will take the form of full value shares of Quest Diagnostics stock once they are vested, and it will vest 25% on the first anniversary of the grant date; 25% on the second anniversary of the grant date; and 50% on the third anniversary of the grant date.
Target Performance Shares: -- The award of Target Performance Shares will take the form of full value shares of Quest Diagnostics stock, earned by plan participants, based on overall Company financial performance over a multi-year period. This award can pay between 0X to 2X the target amount based on our meeting defined financial goals.
SHARE OWNERSHIP REOUIREMENT:
As an Executive Officer in our Company, you will be required to comply with our Share Ownership Guidelines which is currently established at 4X your base compensation.
SPECIAL SIGN-ON ARRANGEMENTS
You will receive a one-time cash payment of $400,000. This payment will be made within sixty (60) days of commencement of employment. At the first regular meeting following your joining the Company you will be nominated to the Compensation Committee of the Board for a special grant of Restricted Stock Units (RSU's) with a value at grant of $750,000. This grant will vest over a 3- year period following issuance of the grant at a rate of 50% - 25% - 25%.
Should your employment with Quest Diagnostics be terminated by the company without cause or due to your death or disability, the RSU's would vest at the time of your separation.
Should you voluntarily leave the company or be discharged for cause within 12 months of joining, you would be required to repay the cash amount you received under this provision.

OTHER PROVISIONS

Your employment is considered "at-will" and not subject to an employment contract. However, you will be nominated to the Compensation Committee for inclusion in the Executive Officer Severance Plan. The Executive Officer Severance Plan provides a severance benefit if you are terminated by the Company not for cause or if you lose your position following a Change of Control of Quest Diagnostics. The normal waiting period for inclusion in this Plan is 1-year but we will request that provision be waived.

In addition, you will be nominated for inclusion in the AYCO financial/tax planning benefit provided to similarly situated executives for a 3-year period. Thereafter you may engage AYCO directly.

EXHIBIT 10.32

INSURANCE AND PAID TIME OFF BENEFITS
We offer the following benefits to employees regularly scheduled to work 30 or more Hours Per Week (HPW):
•Medical
•Dental
•Flexible Spending Accounts
•Short Term Disability
•Long Term Disability with optional Long Term Disability Buy Ups
•Basic Life and Basic Accidental Death & Dismemberment (AD&D) Insurance
•Supplemental Life and Supplemental AD&D Insurance
•Spouse's and Domestic Partner's Life Insurance
•Child(ren)'s Life Insurance
Employees who are regularly scheduled to work at least 20 HPW are eligible for Time Off with Pay (TOP) benefits upon the completion of three (3) months of service.
In addition to these Quest Diagnostics benefits, employees who work at least 20 hours per week are offered access to a broad range of employee paid programs sponsored by and offered through MetLife. These include insurances for Long Term Care, Veterinary Pet Insurance, Legal Services, and Auto and Homeowners/Renters insurances. All employees are additionally eligible for certain MetLife programs including vision care discounts, banking services and financial planning.
You will receive more information about these programs, including eligibility and waiting periods, at the New Employee Orientation Program (NEOP). You will also receive information at that time about our Tuition Assistance benefits and other programs to continue your personal development.
RETIREMENT and INVESTMENT BENEFITS
Quest Diagnostics provides you the opportunity to invest in your future through:

▪	a 401(k) Plan with eligibility for all employees after one month, and, after one year, a fully vested company match of up to 5% of pay.

▪	an Employee Stock Purchase Plan (ESPP) through which employees who are scheduled to work at least 20 HPW may purchase company stock on a discounted basis.
Details of each plan, including enrollment mechanisms, will be provided at NEOP.
SUPPLEMENTAL DEFERRED COMPENSATION PLAN (SDCP):
You are eligible to participate in the Plan if you meet certain criteria as described in the Summary Document and enroll within the first 30 days of your employment. The SDCP provides a benefit similar to the 401K related to your income that exceeds the IRS pensionable limit.
OTHER INFORMATION
As required by Company policy, this offer of employment is made expressly contingent upon successful passing of a drug screening and background investigation. As required by Company policy, this offer of employment is made expressly contingent upon successful passing of a drug screening and background investigation. You must appear for the drug testing within 48 hours of extension of this offer or we will

EXHIBIT 10.32

consider you to have withdrawn your application for employment. You must also agree to the provisions of our Restrictive Covenant Agreement, a copy of which accompanies this letter.
In accordance with the Immigration Reform and Control Act of 1986, all new employees must show proof of employment eligibility in the United States. Enclosed is a list of documents that are acceptable to verify your eligibility. Please review it and bring the proper documents with you on your first day of work.
Your pay will automatically be deposited in your personal bank account by noon on payday. This service is available for both bank and credit union accounts. For your convenience you have the ability to distribute your pay up to four different ways. Please complete the enclosed Direct Deposit Form and bring it with you on your first day of work.
All employees are required to abide by the policies of Quest Diagnostics, as they are modified from time to time. Copies of the Company's Human Resources, Compliance and other policies, as well as summary plan descriptions; will be made available to you during NEOP and throughout the course of your employment. By accepting this offer, you are agreeing to abide by all current and future Company policies, and agreeing that the only binding contract between you and the Company is the Employee Agreement contained on the Company's application. Each respective plan is governed by its terms and may not be amended orally or in writing for any individual.
By signing the offer letter, you have acknowledged and agreed that you are under no restriction, limitation, or prohibition relating to trade secrets solicitation, competition, or otherwise, which will or may affect your performance of services contemplated by this offer letter or which would impose any liability on the Company as a result of it employing you or accepting your services as contemplated by this offer letter, except for those agreements between you and your previous employers which you have already provided to the Company. Under those agreements, you agree that your employment with the Company will not violate or breach any of those agreements or obligation by which you are bound. Further, during your employment with the Company, you will not violate or breach any confidentiality or like agreement or obligation under those agreements. Finally, you will not bring to the Company or use in your work with the Company any confidential material, documents, or other property of any former employer or other person.
Everett, we are enthusiastic about your ability to make a tremendous contribution to Quest Diagnostics, as we continue our role as the undisputed leader in diagnostic testing, information and services in the eyes of our customers and employees. Please feel free to contact me at 973520-2926, if you have any questions.
Sincerely,
/s/ David W. Norgard
David W. Norgard
Vice President, Human Resources, CHRO

Accepted:

/s/ Everett Cunningham                    September 23, 2012
Candidate Name                    Date

cc:    Steve Rusckowski
Kristine Meade
Lisa Zajac

EXHIBIT 10.32

RESTRICTIVE COVENANT AGREEMENT
This Agreement dated Date is by and between Quest Diagnostics Incorporated ("Quest Diagnostics"), a Delaware corporation with its principal place of business at 3 Giralda Farms, Madison, New Jersey and Name ("the Employee"), Title Title.
WHEREAS, the Employee is employed in a senior position with Quest Diagnostics; and
WHEREAS, Quest Diagnostics deems it essential to the protection of its confidential information and competitive standing in its market to have its senior leadership have reasonable restrictive covenants in place; and
WHEREAS, the Employee agrees and acknowledges that Quest Diagnostics has a legitimate interest to protect its confidential information and competitive standing; and
WHEREAS, the Employee agrees and acknowledges that these interests are best protected through a signed agreement.
NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bound thereby, the parties agree as follows.
1.The Employee has been informed and is aware that the execution of this Agreement is a necessary term and condition of the Employee's employment, or continued employment.
2.The Employee recognizes and acknowledges that during his or her employment with Quest Diagnostics, the Employee may be given access to and/or may develop Confidential Information. The Employee shall not use or disclose (directly or indirectly) any Confidential Information (whether or not developed by the Employee) at any time or in any manner, except as authorized and required in the course of employment with Quest Diagnostics. The Employee shall not disclose to Quest Diagnostics or use on behalf of Quest Diagnostics any Confidential Information obtained from any former employer or any other third party. All documents and things embodying Confidential Information, whether prepared by the Employee or otherwise coming into the Employee's possession, are the exclusive property of Quest Diagnostics, and must not be removed from any of its premises except as required in the course of employment with Quest Diagnostics. All such documents and things shall be promptly returned by the Employee to Quest Diagnostics upon the request of Quest Diagnostics and on any termination of employment with Quest Diagnostics. The Employee will not remove any Confidential Information or retain such Confidential Information in whole or part in any manner. The Employee shall ensure that any export of Confidential Information undertaken by the Employee or with his/her knowledge or approval shall be in compliance with all applicable laws.
3.During his/her employment with Quest Diagnostics and for a period of one year following the date of the Employee's termination of employment for any reason, the Employee will not provide services, in any capacity, whether as an employee, consultant, independent contractor, or otherwise, in any country in which Quest Diagnostics conducts business at any time to any person or entity that provides products or services that compete with the Business of Quest Diagnostics, including but not limited to the following entities and their affiliates: Aurora Diagnostics; AllScripts; ARUP Laboratory; Boule Nordic AB; Caris Diagnostics; Cerner Corporation; Enzo Biochem, Inc., GE Medical; Genomic Health Inc.; Inverness Medical; Laboratory Corporation of America Holdings; LifeScan Inc.; Mayo Laboratory; McKesson Corporation; MedTox Scientific Inc.; Myriad; NextGen Healthcare Information Systems, Inc.; Roche Diagnostics;

EXHIBIT 10.32

Siemens Medical; Sonic Healthcare; and such additional persons or entities that provide products or services that compete with the Business of Quest Diagnostics as Quest Diagnostics may communicate in writing from time to time; and their subsidiaries or their successors or assigns.
4.During his/her employment with Quest Diagnostics and for a period of one (1) year following the termination of the Employee's employment for any reason, the Employee will not directly or indirectly solicit the Business of any customer of Quest Diagnostics of whom the Employee acquired knowledge and/or had direct or indirect contact during the one (1) year period prior to the termination of Employee's employment relationship with Quest Diagnostics for any purpose other than to obtain, maintain and/or service the customer's Business for Quest Diagnostics.

5.During his/her employment with Quest Diagnostics and for a period of one (1) year following the termination of the Employee's employment for any reason, the Employee agrees not to, directly or indirectly, recruit, solicit, hire, assist in hiring, encourage, facilitate, support, or in any way be involved in activity designed to have any employees of Quest Diagnostics work for the Employee or any other person or entity.
6.As used in this Agreement, the following terms shall have these respective definitions:
6.1    "Business" shall include the Current Business; and any other product or service which Quest Diagnostics provided during the one-year period prior to Employee's termination of employment and during the one (1) year period following Employee's termination of employment, but the restriction on products and services introduced after Employee's termination of employment shall exclude products and services that were not planned, discussed or contemplated prior to Employee's termination of employment.
6.2    "Current Business" shall mean and include: providing clinical testing information products or services for the diagnosis, monitoring and treatment of disease; providing clinical laboratory management services; providing medical informatics services (i.e., the statistical analysis of medical information) and consulting services based on such analysis; providing data analysis, medical information services and database management services for the health care industry; providing clinical testing information services and other services in support of clinical trials, and clinical testing products for use in clinical trials; providing services of storage, retrieval and communication of medical information via interactive computer networks; providing to managed care organizations, hospitals, employers and other institutional healthcare providers, access to a network of clinical diagnostic laboratories; providing services of processing requests for diagnostic tests, performing tests, reporting test results, and paying claims to network laboratories; providing quality and utilization management; providing consolidated chronological reports in graphical and/or numerical form, representing the results of clinical diagnostic tests performed on individual patients and groups of patients over monitored periods of time, together with analysis of the results; and manufacturing and selling clinical diagnostic assay kits, apparatus and reagents.
6.3    "Indirectly solicit" shall include, but are not be limited to, providing Company's Confidential Information to another individual, or entity, allowing the use of Employee's name by any company (or any employees of any other company) other than Quest Diagnostics, in the solicitation of the Business of Company's customers.
6.4    "Confidential Information" shall mean all ideas, inventions, data, databases, know-how, processes, methods, practices, specifications, raw materials and preparations, compositions,

EXHIBIT 10.32

designs, devices, fabrication techniques, technical plans, algorithms, computer programs, protocols, client information, medical records, documentation, customer names and lists, supplier names and lists, price lists, supplier names and lists, apparatus, business plans, marketing plans, financial information, chemical and biological reagents, business methods and systems, literary and graphical and audiovisual works and sound recordings, mask works, computer programs, and the like, and potential trade names, trademarks, and logos, in whatever form or medium and which have commercial value, and whether or not designated or marked "Confidential" or the like, which the Employee learns, acquires, conceives, creates, develops, or improves while employed by Quest Diagnostics and which (1) relate to the past, current, or prospective business of Quest Diagnostics or its subsidiaries and (a) which have not previously been publicly disclosed without restrictions on use by Quest Diagnostics, or (b) which Employee knows or has good reason to know are not generally publicly known; or (2) are received by Quest Diagnostics from a third party under an obligation of confidentiality to the third party which the Employee knows or reasonably should have known are confidential to such third party. "Confidential Information" shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Employee).
7.If so requested in writing by the Employee, Quest Diagnostics shall advise the Employee promptly in writing in advance (but in no case later than thirty (30) calendar days) as to whether, in the exercise of its reasonable discretion, Quest Diagnostics views any proposed activity contemplated by the Employee as constituting a competing "Business."

8.The Employee acknowledges that, in the event of the termination of his/her employment with Quest Diagnostics for any reason, the Employee will be able to earn a livelihood without violating the restrictions contained in this Agreement, and that the Employee is able to earn a livelihood without violating any such restrictions.

9.Each covenant set forth in this Agreement shall be construed to be separate and distinct from every other covenant set forth herein. In the event that any court shall declare any of such covenants to be invalid, then the remaining covenants and obligations shall be deemed independent, divisible and enforceable. It is further agreed that the inclusion of the covenants as specified in this Agreement are reasonable and necessary. If any provision of this Agreement is held to be unenforceable because of the scope of such provision, the court making such determination shall have the power to modify the terms of such provision(s) and said provision shall then be enforceable.

10.The Employee agrees that the conduct of any activities prohibited by this Agreement will be a breach of his/her business relationship with Quest Diagnostics and will result in substantial irreparable injury to Quest Diagnostics, and that Quest Diagnostics may not be adequately compensated at law for such breach. Accordingly, the Employee consents to entry of injunctive or other appropriate relief against the undersigned with respect to any such breach or threatened breach, without bond or security. The Employee also agrees that he/she will be enjoined from violating the provisions of paragraphs 2 for an additional two-year period should a court determine that those provisions were breached by the Employee.
11.This Agreement shall be governed by and construed under New Jersey law, and shall inure to benefit and may be enforced by Quest Diagnostics, its successors or assigns, and shall be binding upon the undersigned and their successors and assigns. The Employee irrevocably and unconditionally agrees that all actions or proceedings relating to or arising from this Agreement will, without exception, be litigated and tried only in the U.S. District Court of New Jersey (Newark), or if there is no basis for federal jurisdiction, in Superior Court, Morris County, New Jersey. Employee submits to the exclusive jurisdiction of this court

EXHIBIT 10.32

for the purpose of any such action or proceeding (including, without limitation, any action initiated by Employee, including but not limited to any declaratory judgment actions) and this submission cannot be revoked. Employee acknowledges and agrees that he/she has more than sufficient means to litigate any and all actions, proceedings or disputes arising from this Agreement before the aforementioned Court. Employee agrees that the aforementioned Court will be the most convenient forum in which to resolve any and all actions, proceedings or disputes arising from this Agreement.
12.In order to waive (i.e., relinquish any rights) or modify any part of this Agreement, both Quest Diagnostics and the Employee must sign a written document expressly indicating their intention to waive or modify the specified provisions of this Agreement. If Quest Diagnostics chooses not to enforce its rights in the event the Employee breaches some or all of the terms of this Agreement, Quest Diagnostics rights with respect to any such breach shall not be considered a waiver of a future breach by the Employee of this Agreement, regardless of whether the breach is of a similar nature or not.
13.This Agreement accurately sets forth and entirely sets forth the understandings reached between the Employee and Quest Diagnostics. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this Agreement, including but not limited to, any restrictive covenant contained in a separate agreement between the Employee and Quest Diagnostics or a part of an equity grant provided to the Employee by Quest Diagnostics, they are specifically superseded by this Agreement and have no effect. This Agreement is binding on the Employee and Quest Diagnostics, and our respective successors, assigns and representatives.

IN WITNESS WHEREOF, Quest Diagnostics and the Employee have executed this Agreement on the date(s) noted next to their respective signatures.

By:    /s/ David Norgard – 10/07/12                /s/ Everett Cunningham – 9/29/12
David Norgard, Vice President, Human Resources    [Signature of Employee/Date]

cc: Lisa Zajac